                                                                    Exhibit 99.3

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                                   PARCHE, LLC
                         C/O RCG STARBOARD ADVISORS, LLC
                          666 THIRD AVENUE, 26TH FLOOR
                            NEW YORK, NEW YORK 10017

                                October ___, 2007

                        Re:   A. SCHULMAN, INC.

Dear __________:

      Thank you for  agreeing to serve as a nominee for election to the Board of
Directors  of  A.  Schulman,   Inc.   ("SHLM")  in  connection  with  the  proxy
solicitation  that Starboard Value and Opportunity  Master Fund Ltd. and Parche,
LLC (collectively,  the "Ramius Group") are considering  undertaking to nominate and elect directors at SHLM's 2007 annual meeting of stockholders,  or any other
meeting  of   stockholders   held  in  lieu  thereof,   and  any   adjournments,
postponements,   reschedulings  or  continuations  thereof  (the  "Ramius  Group
Solicitation").  Your  outstanding  qualifications,  we  believe,  will  prove a valuable asset to SHLM and all of its  stockholders.  This letter will set forth the terms of our agreement.

      The members of the Ramius Group agree to jointly and  severally  indemnify and hold  you  harmless  against  any and all  claims  of any  nature,  whenever
brought,   arising   from  the  Ramius  Group   Solicitation   and  any  related
transactions,  irrespective of the outcome; PROVIDED, however, that you will not be entitled to  indemnification  for claims arising from your gross  negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this agreement;  PROVIDED FURTHER,  that this indemnification  agreement and all of the Ramius Group's  obligations  hereunder shall not apply to any of your actions or omissions as a director of SHLM.  This indemnification will include any and all losses, liabilities,  damages, demands, claims, suits, actions, judgments, or causes of action,  assessments,  costs and
expenses,  including,  without  limitation,   interest,  penalties,   reasonable
attorneys'  fees,  and any and all  reasonable  costs and  expenses  incurred in investigating,  preparing  or  defending  against any  litigation,  commenced or threatened,  any civil,  criminal,  administrative or arbitration action, or any claim  whatsoever,  and any and all amounts paid in  settlement  of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you,  directly or  indirectly,  as a result of or arising  from the Ramius Group
Solicitation and any related transactions (each, a "Loss").

      In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss,  you shall give the Ramius Group prompt  written notice of such claim or Loss  (provided  that failure to promptly  notify the Ramius Group shall not  relieve  us from any  liability  which we may have on account of this
Agreement, except to the extent we shall have been materially prejudiced by such failure). Upon receipt of such written notice, the Ramius Group will provide you with counsel to represent  you. Such counsel  shall be reasonably  acceptable to you. In addition, you will be reimbursed promptly for all Losses suffered by you and as  incurred  as provided  herein.  The Ramius  Group may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

      You  hereby  agree to keep  confidential  and not  disclose  to any party, without  the  consent of the Ramius  Group,  any  confidential,  proprietary  or non-public information (collectively,  "Information") of the Ramius Group or its affiliates  which you have heretofore  obtained or may obtain in connection with your service as a nominee hereunder.  Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by the Ramius Group or its  affiliates  or any  information  that  you can  demonstrate  is now,  or hereafter  becomes,  through no act or  failure  to act on your part,  otherwise generally known to the public.

      Notwithstanding  the  foregoing,  if you are required by  applicable  law, rule,  regulation  or legal  process to disclose any  Information  you may do so provided  that you first  promptly  notify the  Ramius  Group so that the Ramius
Group or any member  thereof may seek a  protective  order or other  appropriate remedy or, in the Ramius  Group's sole  discretion,  waive  compliance  with the terms of this  Agreement.  In the event that no such  protective  order or other remedy is obtained or the Ramius Group does not waive  compliance with the terms of this Agreement,  you may consult with counsel at the cost of the Ramius Group and you may furnish only that portion of the  Information  which you are advised by counsel is legally  required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

      All  Information,  all copies thereof,  and any studies,  notes,  records, analysis,  compilations  or other  documents  prepared  by you  containing  such
Information,  shall be and remain the property of the Ramius Group and, upon the request of a representative  of the Ramius Group, all such information  shall be returned  or,  at the  Ramius  Group's  option,  destroyed  by  you,  with  such destruction confirmed by you to the Ramius Group in writing.

      This  letter  agreement  shall be governed by the laws of the State of New
York, without regard to the principles of the conflicts of laws thereof.

                                      * * *

      If you agree to the  foregoing  terms,  please sign below to indicate your acceptance.

                                    Very truly yours,

                                    STARBOARD VALUE AND OPPORTUNITY
                                    MASTER FUND LTD.

                                    By: RCG Starboard Advisors, LLC, its
                                    investment manager

                                    By:
                                       ----------------------------------------
                                    Name:
                                    Title: Authorized Signatory

                                    PARCHE, LLC

                                    By: RCG Starboard Advisors, LLC, its
                                    managing member

                                    By:
                                        ---------------------------------------
                                    Name:
                                    Title: Authorized Signatory

ACCEPTED AND AGREED:

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